EXHIBIT 10.40

PERSONAL AND CONFIDENTIAL
Amended May 1, 2014

April 24, 2014

Rick Marquardt
[address omitted]

Dear Rick,

We value the skills, experience and passion you bring to NCR. I am very pleased to convey to you your promotion to Executive Vice President, Services, Engineering and Enterprise Quality where you will continue to serve on the NCR Leadership Team. The Board of Directors also approved your appointment as an Executive Officer of NCR. This is an important milestone for your career and I look forward to seeing you continue your personal development with NCR and gain valuable experiences as we grow together as one company.
I am also pleased to present you with following compensation actions and general employment terms associated with your promotion. Each of these actions and terms will become effective May 1, 2014 (unless identified otherwise).

POSITION:	EVP, Services, Engineering and Enterprise Quality
GRADE:	22 (Executive Vice President)
APPOINTMENT DATE:	April 24, 2014 (your “Appointment Date” as an Executive Officer)
BASE SALARY:	Your annual base salary will increase to $525,000, which will become effective May 1, 2014. You will continue to be paid on a bi-weekly pay schedule, one week in arrears.
MANAGEMENT INCENTIVE PLAN:
You will continue to participate in NCR’s Management Incentive Plan (“MIP”) and effective May 1, 2014 your target incentive award will increase to 100% of your base salary, with a maximum potential payout of 300% of your target award. You will also remain eligible for an additional award of 10% of your base salary linked to the achievement of our annual Customer Success objectives.

Each of these award opportunities will be based upon annual performance objectives established by the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”), and are subject to the Committee’s discretion. You must be employed by NCR at the time of payment in order to be eligible to receive any NCR bonus payout.

Rick Marquardt
April 24, 2014

ECONOMIC PROFIT PLAN:
As you know, NCR’s Economic Profit Plan (“EPP”) provides the opportunity to participate in a portion of the Economic Profit created by NCR annually through a banking concept, where 33% of your Economic Profit Bank earned becomes payable in cash in August of the following year, so long as you remain employed by NCR at the time of payment. The EPP is designed to strengthen the link between the management team and sustainable creation of stockholder value. Your participation in EPP remains 0.125% of NCR’s economic profit for the 2014 performance year.

Your participation and your EPP participation rate are subject to approval by the Committee. Any payments under the NCR EPP are governed by the plan document and are subject to the Committee’s discretion.

PROMOTIONAL EQUITY AWARD:
You will receive a one-time promotional equity award with a total value of $250,000, to be delivered in the form of Single-Metric Performance-Based Restricted Stock Units. The effective date of the grant (“the Grant Date”) will be May 1, 2014 and the shares will vest on the third anniversary of the Grant Date, subject to achievement of the performance goal and your continued employment with NCR. The target number of Performance-Based Restricted Stock Units granted will be determined by taking the award value divided by the closing price on the Grant Date. The result is rounded to the nearest whole unit.

This one-time equity award will be issued under the terms of NCR’s Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions of your award will be set forth in your NCR Single-Metric Performance-Based Restricted Stock Unit Award Agreement, which you must electronically accept in order for the grant to become effective. The award agreement includes, among other things, certain restrictive covenants with which you will be required to comply as a condition for receipt of this NCR equity award.

You will continue to be eligible to participate in NCR’s Annual Long-Term Incentive (LTI) Award Program where LTI awards amounts are determined annually in the first quarter of each calendar year.

EXECUTIVE PROGRAM PARTICIPATION:
Subject to NCR’s continuation of the programs, you will continue to be eligible to participate in both the Executive Medical Exam and Executive Financial Planning Programs.

The Executive Medical Exam Program currently provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice.

The Executive Financial Planning Program currently provides an annual payment of $12,000, less all applicable taxes, to be used for an executive’s individual financial planning needs. Each of these programs is subject to amendment or termination by NCR.

Rick Marquardt
April 24, 2014

CIC SEVERANCE PLAN PARTICIPATION:
You will participate in the NCR Change in Control Severance Plan in effect on December 31, 2008, and as amended on January 27, 2010 with the rights and benefits of a designated Tier II employee. This Plan is subject to amendment or termination by NCR.

This letter is not an employment contract and should not be interpreted as containing any guarantee of continued employment or employment for a specific term. Your employment relationship at NCR is by mutual consent (employment-at-will), and NCR or you may discontinue your employment with or without Cause at any time and for any reason or no reason.

Rick, it is an extremely exciting time for our company, our customers and for you. It is my sincere hope that you take pride, as I do, in our evolution and join me in the excitement about our next stage of growth together.

Congratulations on your promotion; you’ve earned it. However, I’m expecting extraordinary outcomes from you and each of your organizations during 2014 and beyond.

Sincerely,

/S/ Bill Nuti

Bill Nuti
Chairman, Chief Executive Officer, and President

cc:    Andrea Ledford